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                                                                     EXHIBIT 5.1

[LOGO APPEARS HERE]

101 EAST ERIE STREET, CHICAGO, ILLINOIS 60611.2897, USA PHONE 312 425 6598 FAX 312 425 6589


SUZANNE S. BETTMAN
VICE PRESIDENT
ASSISTANT GENERAL COUNSEL

                                  June 8, 1999

True North Communications Inc.
101 East Erie Street
Chicago, Illinois 60611

Ladies and Gentlemen:

     This opinion is delivered to you in connection with the registration statement on Form S-8 to be filed with the Securities and Exchange Commission on the date hereof (the "Registration Statement") relating to the registration of 850,000 shares of common stock, $.33-1/3 par value per share, of True North Communications Inc. (the "Company"), together with Preferred Stock Purchase Rights (the "Rights") associated therewith (the "Registered Shares") issued under, and interests (the "Interests") in, the True North Communications Inc. Retirement Plan (the "Plan"). The terms of the Rights are set forth in the Rights Agreement dated as of November 4, 1998 and amended as of April 12, 1999 between the Company and the First Chicago Trust Company of New York, as Rights Agent.

     I, in my capacity as Vice President and Assistant General Counsel of the Company, am familiar with the proceedings to date with respect to the Registration Statement and have examined such records, documents and matters of law and satisfied myself as to such matters of fact as I have considered relevant for the purposes of this opinion.

     Based upon my examination mentioned above, and relying upon statements of fact contained in the documents which I have examined, I am of the opinion that:

     (i) the Interests of participants in the Plan will be valid and the Registered Shares, when sold or issued hereafter in accordance with the provisions of the Plan, in accordance with Delaware law and upon payment of the consideration for such shares as contemplated by the Plan, will be validly issued, fully paid and non-assessable; and

     (ii) the Rights associated with the Registered Shares will be legally issued when such Rights shall have been duly issued in accordance with the terms of the Rights Agreement.

     I do not find it necessary for the purposes of this opinion, and accordingly do not purport to cover herein, the application of the securities or "blue sky" laws of the various states to the sale of the Registered shares of associated Rights.
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June 4, 1999
Page 2

     This opinion is limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

     This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. I assume no obligation to revise or supplement this opinion should the General Corporation Law of the State of Delaware or the federal law of the United States as presently in effect be changed by legislative action, judicial decision or otherwise.

     I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement and to the references to me in the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

                                    Very truly yours,


                                    /s/ S. Bettman
                                    --------------------------
                                    Suzanne S. Bettman
                                    Vice President
                                    Assistant General Counsel